Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Clayton Williams Energy, Inc. and subsidiaries:

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 33-68320, 33-68318, 33-68316, 33-69688, and 33-92834 ) and on Form S-3 (No. 333-116825) of Clayton Williams Energy, Inc. and subsidiaries of our reports dated March 15, 2007 with respect to the consolidated balance sheets of Clayton Williams Energy, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Clayton Williams Energy, Inc. and subsidiaries.  Our report dated March 15, 2007, refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share Based Payment”, effective January 1, 2006.

KPMG LLP
Dallas, Texas
March 15, 2007